AMENDED AND RESTATED
MASTER DISTRIBUTION AND INDIVIDUAL
SHAREHOLDER SERVICES PLAN
(THE “PLAN”)

AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.
(THE “ISSUER”)

A CLASS

RECITALS

1.
The Issuer previously adopted (a) an Amended and Restated Master Distribution and Individual Shareholder Services Plan (a “12b-1 Plan”) applicable to its A Class of shares (the “Old A Class Plan”) and (b) a 12b-1 Plan applicable to its Advisor Class of shares (the “Old Advisor Class Plan”).

2.
On September 11, 2009, the Issuer’s Board (as hereinafter defined) approved the redesignation of its Advisor Class shares as A Class shares and, pursuant to the Old Advisor Class Plan, approved such amendments to the Old Advisor Class Plan as were necessary to conform its terms in every respect to those of the Old A Class Plan, which amendments did not include any increase in the amount of compensation authorized to be paid under such plan. The plan, as so amended, is hereinafter referred to as the “Amended Advisor Class Plan.”

3.	On the same date referenced in the preceding paragraph, the Board approved the consolidation of the Old A Class Plan and the identical Amended Advisor Class Plan into this amended and restated Plan.

4.	On March 10, 2010, the Issuer duly established a new series of shares titled International Opportunities Fund.

5.	On March 29, 2016, the Issuer duly established three new series of shares titled Emerging Markets Small Cap Fund, Focused International Growth Fund, and Global Small Cap Fund.

6.	On March 22, 2019, the Issuer merged the International Discovery Fund into the International Opportunities Fund.

Section 1.	Fees

a.
Fee. For purposes of paying costs and expenses incurred in providing the distribution services and/or individual shareholder services set forth in Sections 2 and 3 below, the series of the Issuer identified on SCHEDULE A (the “Funds”) shall pay the investment advisor engaged by the Funds (the “Advisor”), as paying agent for American Century Investment Services, Inc., the distributor of the Funds’ shares (the “Distributor”), a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds’ A Class of shares (the “Fee”).

b.
Applicability to New Funds. If the Issuer desires to add additional funds to the Plan, whether currently existing or created in the future (a “New Fund”), and the Issuer’s Board of Directors (the “Board”) has approved the Plan for such New Fund in the manner set forth in Section 5 of this Plan, as well as by the then-sole shareholder of the A Class shares of such New Fund (if required by the Investment Company Act of 1940 (the “1940 Act”) or rules promulgated thereunder), such New Fund may be added to this Plan by addendum and thereafter shall be subject to this Plan and will pay the Fee set forth in Section 1(a) above, unless the Issuer’s Board specifies otherwise. After the adoption of this Plan by the Board with respect to the A Class of shares of the New Fund, the term “Funds” under this Plan shall thereafter be deemed to include such New Fund.

c.	Calculation and Assessment. Fees under this Plan will be calculated and accrued daily by each Fund and paid to the Advisor monthly or at such other intervals as the Issuer and Advisor may agree.

Section 2.	Distribution Services

The Advisor may use the fee set forth in Section 1(a) of this Plan to pay for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of A Class shares of the Funds, which services may include, but are not limited to, (A) payment of sales commissions, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell A Class shares of the Funds pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds’ A Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) preparation, printing and distribution of sales literature and advertising materials provided to the Funds’ shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) provision of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) provision of other reasonable assistance in connection with the distribution of Fund shares; (K) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and service activities as the Issuer determines may be paid for by the Issuer pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

Section 3.	Individual Shareholder Services

The Advisor may use the fee set forth in Section 1(a) of this Plan to pay for expenses incurred by the Distributor in engaging third parties to provide individual shareholder services to the shareholders of A Class shares (“Individual Shareholder Services”). Such Individual Shareholder Services and related expenses relate to activities for which service fees may be paid as contemplated by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), and may include, but are not limited to, (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (B) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Funds; (C) proprietary research about investment choices and the market in general; (D) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; and (F) other individual services; provided that if FINRA determines that any of the foregoing activities are not permissible, any payment for such activities will automatically cease.

Section 4.	Effectiveness

This Plan has been approved by the vote of both (a) the Board and (b) a majority of those members are not “interested persons” as defined in the 1940 Act (the “Independent Members”), and initially became effective September 3, 2002.

Section 5.	Term

This Plan will continue in full force and effect for a period of one year from the date hereof, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (a) the Board, and (b) the Independent Members.

Section 6.    Reporting Requirements

The Advisor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Advisor shall provide to the Board, and the Independent Members will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Advisor with respect to the A Class shares of each Fund and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 7.	Termination

This Plan may be terminated without penalty at any time with respect to the A Class shares of any Fund by the vote of a majority of the Board, by the vote of a majority of the Independent Members, or by the vote of a majority of the outstanding shares of the A Class of that Fund. Termination of the Plan with respect to the A Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the A Class shares of any other Fund.

Section 8.	Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for in Section 5 hereof, and such amendment is further approved by a majority of the outstanding shares of the Fund’s A Class, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof.

Section 9.	Recordkeeping

The Issuer will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Section 10.    Independent Members of the Board
So long as the Plan remains in effect, the selection and nomination of persons to serve as Independent Members on the Board shall be committed to the discretion of the Independent Members then in office. Notwithstanding the above, nothing herein shall prevent the participation of other persons in the selection and nomination process so long as a final decision on any such selection or nomination is within the discretion of, and approved by, the Independent Members so responsible.

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IN WITNESS WHEREOF, the Issuer has amended and restated this Plan as of March 22, 2019

AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

By: /s/ Charles A. Etherington
Charles A. Etherington
Senior Vice President

SCHEDULE A

Funds Offering A Class Shares

Funds	Date Plan Effective
AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.
➢ International Growth Fund	September 3, 1996*
➢ Global Growth Fund	December 1, 1998**
➢ International Value Fund	March 30, 2006
➢ Emerging Markets Fund	September 4, 2007
➢ International Opportunities Fund	March 1, 2010
➢ Emerging Markets Small Cap Fund	March 29, 2016
➢ Focused International Growth Fund	March 29, 2016
➢ Global Small Cap Fund	March 29, 2016

* Originally Advisor Class became A Class on December 3, 2007.
** Originally Advisor Class became A Class on September 4, 2007.
***Originally Advisor Class became A Class on March 1, 2010.

A-1

A-